UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 23, 2006

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 4400 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into Material Definitive Agreement.

On June 23, 2006, Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk”) entered into a Purchase Agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC (“Credit Suisse”), acting on behalf of itself and as the representative of Banc of America Securities LLC, J.P. Morgan Securities Inc., BNP Paribas Securities Corp., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and BMO Capital Markets Corp. (collectively, the “Initial Purchasers”) to issue and sell, and Credit Suisse has agreed, on behalf of the Initial Purchasers, to purchase, $650 million aggregate principal amount of 9 1/8% Senior Notes due 2013 (the “Notes”) in accordance with a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers have agreed to purchase the Notes from Petrohawk at a purchase price of 97.617% of the aggregate principal amount of the Notes. The Notes are expected to be issued under an indenture dated as of July 12, 2006.

The Purchase Agreement provides that the holders of the Notes will be entitled to the benefits of a registration rights agreement, pursuant to which Petrohawk will agree to file a registration statement with the Securities and Exchange Commission registering the resale of the Notes under the Securities Act.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby Petrohawk and certain of its guarantor subsidiaries, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

By	/s/ Shane M. Bayless
Executive Vice President – Chief Financial Officer and Treasurer

Date: June 29, 2006